AMENDMENT TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

The following amendment, effective April 30, 2013, is made to the Amended and Restated Investment Advisory Agreement, by and between Maxim Series Fund, Inc. (the “Fund”) and GW Capital Management, LLC (the “Adviser”), dated December 5, 1997, as amended and restated on April 30, 2012, as amended (the “Agreement”), and is hereby incorporated into and made a part of the Agreement.

1.	All references in the Agreement to the Maxim Invesco ADR Portfolio are hereby deleted in their entirety.

2.	In the event of a conflict between the terms of this amendment and the Agreement, the terms of this amendment shall control.

3.	This amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.	Except as amended by this amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through duly authorized officers.

GW CAPITAL MANAGEMENT, LLC
(d/b/a Maxim Capital Management, LLC)

Attest:	/s/ R.L. Logsdon	By:	/s/ S.M. Corbett

Name:	R.L. Logsdon	Name:	S.M. Corbett

Title:	Assistant Vice President, Counsel & Secretary	Title:	President & Chief Executive Officer

MAXIM SERIES FUND, INC.

Attest:	/s/ R.L. Logsdon	By:	/s/ M.C. Maiers

Name:	R.L. Logsdon	Name:	M.C. Maiers

Title:	Assistant Vice President, Counsel & Secretary	Title:	Chief Financial Officer & Treasurer